EXHIBIT 99.1
Bioheart, Inc. Announces Private Funding
Commitments of up to $7 Million
SUNRISE, Fla., — February 3, 2009 — Bioheart, Inc., (NasdaqCM: BHRT) a company committed to delivering intelligent devices and biologics that help monitor, diagnose and treat heart failure and cardiovascular diseases, announced today that it has entered into a non-binding letter of intent with Organic Business Alliances, LLC (“Organic”) pursuant to which it would invest approximately $1.5 million in BHRT under its current offering under Regulation D and, subject to BHRT achieving certain specified milestones, invest up to an additional $5.5 million on terms substantially the same as those of the offering. The investment by Organic is subject to approval of the boards of directors of both BHRT and organic and mutually acceptable definitive agreements.
Howard Leonhardt, BHRT’s CEO said “The company is excited about working with Organic and obtaining the funding that is expected to enable Bioheart to fund its clinical trials for its lead product candidate, MyoCell®, a muscle-derived stem cell therapy designed to populate regions of scar tissue within a patient’s heart with new living cells”.
MyoCell Clinical Cell Therapy is currently the subject of Bioheart’s MARVEL Trial, a Phase II/III randomized, double-blind, placebo-controlled clinical trial to study muscle stem cell therapy treatments for congestive heart failure patients. The MARVEL Trial involves 35 U.S. clinical sites and 330 patients, making it one of the largest clinical trial of its kind ever undertaken.
Bioheart has received regulatory approval for MyoCell™ tissue processing at its affiliated cGMP facility in the Netherlands. The company has applied for reimbursement approval in four countries this past quarter for the indications of use of treating advanced heart failure patients that have tried all available drugs and continue to decline and do not qualify for a bi-V pacer or left ventricle assist device.
Contemplated final agreements are subject to full approval by both companies Board of Directors and may also require shareholder approval.
About Bioheart, Inc.:
Bioheart, Inc. (NasdaqCM: BHRT) is committed to delivering intelligent devices and biologics that help monitor, diagnose and treat heart failure and cardiovascular diseases. Its goals are to improve a patient’s quality of life and reduce health care costs and hospitalizations. Specific to biotechnology, Bioheart is focused on the discovery, development and, subject to regulatory approval, commercialization of autologous cell therapies for the treatment of chronic and acute heart damage. Its lead product candidate, MyoCell®, is an innovative clinical muscle-derived stem cell therapy designed to populate regions of scar tissue within a patient’s heart with new living cells for the purpose of improving cardiac function in chronic heart failure patients. The Company’s pipeline includes multiple product candidates for the treatment of heart damage, including Bioheart Acute Cell Therapy, an autologous, adipose tissue-derived stem cell treatment for acute heart damage, and MyoCell® SDF-1, a therapy utilizing autologous cells that are genetically modified to express additional potentially therapeutic growth proteins. For more information on Bioheart, visit www.bioheartinc.com.

MyoCell, MyoCell SDF-1 and MyoCath are trademarks of Bioheart, Inc.
Forward-Looking Statements:
Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.
Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) our ability to obtain additional financing; (ii) our ability to control and reduce our expenses; (iii) our ability to establish a distribution network for and commence distribution of certain products for which we have acquired distribution rights; (iv) our ability to timely and successfully complete our clinical trials; (v) the occurrence of any unacceptable side effects during or after preclinical and clinical testing of our product candidates; (vi) the timing of and our ability to obtain and maintain regulatory approvals for our product candidates; (vii) our dependence on the success of our lead product candidate; (viii) our inability to predict the extent of our future losses or if or when we will become profitable; (ix) our ability to protect our intellectual property rights; and (x) intense competition. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including the section entitled “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Amendment No. 1 on Form 10-K/A and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.
Contact:
At the Company:
Howard J. Leonhardt, Chief Executive Officer
(954) 835-1500
Investor Relations:
RedChip Companies, Inc.
Dave Gentry, (800) 733-2447, Ext. 104
info@redchip.com
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